                                MERGER AGREEMENT
                         AMONG PAC-WEST TELECOMM, INC.,
                        JOHN K. LA RUE, WILLIAM E. KOCH,
                                BAY ALARM COMPANY


                                       AND



                                   PRONET INC.




                                 April 25, 1996

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 - SEPARATION OF TELEPHONE BUSINESS . . . . . . . . . . . . . . . .   1

1.1  Organization of Subsidiary. . . . . . . . . . . . . . . . . . . . . . .   1
1.2  Transfer of Assets to New Corporation . . . . . . . . . . . . . . . . .   1
1.3  Transfer of Shares of Telco . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2 - MERGER OF PAC-WEST & PRONET. . . . . . . . . . . . . . . . . . .   2

2.1  Tax Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . .   2
2.2  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
2.3  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
2.4  Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.5  Certificate of Incorporation. . . . . . . . . . . . . . . . . . . . . .   3
2.6  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.7  Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . .   3
2.8  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.9  Conversion of Pac-West Common Stock . . . . . . . . . . . . . . . . . .   4
2.10 Exchange of Pac-West Common Stock . . . . . . . . . . . . . . . . . . .   4
2.11 Issuance of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.12 Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.13 Name Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.14 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.15 Adjustments to Merger Consideration . . . . . . . . . . . . . . . . . .   5

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PRONET . . . . . . . . . . . .   8

3.1  Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.3  Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.4  ProNet Information. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.5  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.6  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.7  Claims and Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .   9
3.8  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.9  Regulatory Certificates . . . . . . . . . . . . . . . . . . . . . . . .  10
3.10 Consent To Budget . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF
   PAC-WEST AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . .  10

4.1  Due Organization; Ownership; Subsidiaries . . . . . . . . . . . . . . .  10
4.2  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.3  Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.4  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.5  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.6  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.7  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.8  Conduct of Business; Certain Actions. . . . . . . . . . . . . . . . . .  13
4.9  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
4.10 Pagers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
4.11 Licenses and Permits. . . . . . . . . . . . . . . . . . . . . . . . . .  15


                                        i

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4.12 Intellectual Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  15
4.13 Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  16
4.14 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
4.15 ERISA Plans and Compliance. . . . . . . . . . . . . . . . . . . . . . .  17
4.16 Contracts and Agreements. . . . . . . . . . . . . . . . . . . . . . . .  19
4.17 Claims and Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  20
4.18 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.19 Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.20 Business Relations. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.21 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.22 Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.23 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.24 Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . .  23
4.25 Interest in Competitors, Suppliers, and Customers . . . . . . . . . . .  23
4.26 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.27 Commission Sales Contracts. . . . . . . . . . . . . . . . . . . . . . .  23
4.28 Regulatory Certificates . . . . . . . . . . . . . . . . . . . . . . . .  23
4.29 Investment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.30 Accredited Investor Status. . . . . . . . . . . . . . . . . . . . . . .  24
4.31 Investment Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.32 Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.33 ProNet Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.34 Information Furnished . . . . . . . . . . . . . . . . . . . . . . . . .  24
4.35 Assumption of Telephone Related Liabilities . . . . . . . . . . . . . .  24

ARTICLE 5 - COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

5.1  Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.2  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.3  Satisfaction of All Conditions Precedent. . . . . . . . . . . . . . . .  25
5.4  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.5  Notice of Developments. . . . . . . . . . . . . . . . . . . . . . . . .  26
5.6  Notice of Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.7  Notice of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.8  Continuation of Insurance Coverage. . . . . . . . . . . . . . . . . . .  27
5.9  Maintenance of Credit Terms . . . . . . . . . . . . . . . . . . . . . .  27
5.10 Updating Information. . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.11 Interim Operations of Pac-West. . . . . . . . . . . . . . . . . . . . .  27
5.12 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.13 Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.14 Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.15 Satisfaction of All Conditions Precedent. . . . . . . . . . . . . . . .  29
5.16 Continuation of Insurance Coverage. . . . . . . . . . . . . . . . . . .  29
5.17 Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.18 Notice of Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.19 Updating Information. . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.20 Interim Operations of ProNet. . . . . . . . . . . . . . . . . . . . . .  29
5.21 Cooperation Regarding Pledged Stock . . . . . . . . . . . . . . . . . .  29
5.22 WARN ACT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.23 Final Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 6 - REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 7 - CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . .  31


                                       ii

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7.1  Conditions to Obligations of ProNet . . . . . . . . . . . . . . . . . .  31
7.2  Conditions to Obligations of the Shareholders . . . . . . . . . . . . .  34

ARTICLE 8 - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 9 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  36

9.1  Indemnification of ProNet . . . . . . . . . . . . . . . . . . . . . . .  36
9.2  Indemnification of the Shareholders . . . . . . . . . . . . . . . . . .  36
9.3  Defense of Third-Party Claims . . . . . . . . . . . . . . . . . . . . .  37
9.4  Direct Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
9.5  No Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
9.6  Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
9.7  Limitations on Liability. . . . . . . . . . . . . . . . . . . . . . . .  39
9.8  Sole Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
9.9  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 10 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  40

10.1  Collateral Agreements, Amendments, and Waivers . . . . . . . . . . . .  40
10.2  Restriction on Transfer of Common Stock. . . . . . . . . . . . . . . .  41
10.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . .  41
10.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
10.5  Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.6  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.7  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.8  Survival of Representations, Warranties, and Covenants . . . . . . . .  43
10.9  Public Announcement. . . . . . . . . . . . . . . . . . . . . . . . . .  43
10.10 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.11 No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .  44
10.12 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.13 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.14 Sections; Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.15 Number and Gender of Words . . . . . . . . . . . . . . . . . . . . . .  44
10.16 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.17 Definition of Knowledge. . . . . . . . . . . . . . . . . . . . . . . .  44
10.18 Waiver of Shareholder Agreement. . . . . . . . . . . . . . . . . . . .  45
10.19 Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
10.20 Rental Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
10.21 Telco\ProNet Contracts . . . . . . . . . . . . . . . . . . . . . . . .  45
10.22 Pager System Charges . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.23 Telco as Reseller. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.24 Waiver of Dissenters Rights. . . . . . . . . . . . . . . . . . . . . .  46
10.25 Answering Service Combined Billing . . . . . . . . . . . . . . . . . .  46
10.26 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 11 - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . .  46


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


SCHEDULES

1.2       Retained Assets and Retained Liabilities
3.5       Conflicts
3.6       Consents
3.7       Claims and Proceedings
4.1       Due Organization; Ownership; Subsidiaries
4.2       Capital Stock
4.3       Title to Shares
4.5       Conflicts
4.6       Consents
4.7       Asset List
4.8       Conduct of Business; Certain Actions
4.9       Properties
4.10      Pagers
4.11      Licenses and Permits
4.12      Intellectual Rights
4.14      Insurance
4.15(a)   Welfare Benefit Plans
4.15(b)   Retirement Benefit Plans
4.15(g)   Determination Letters, Reports and Other Documents
4.16      Contracts and Agreements
4.17      Claims and Proceedings
4.18      Taxes
4.20      Business Relations
4.22      Warranties
4.23      Accounts Receivable
4.25      Interest in Competitors, Suppliers, and Customers
4.26      Inventory
4.27      Commission Sales Contracts
9.7       Limitation on Liabilities
11(a)     Pac-West Confidential Information
11(b)     ProNet Confidential Information


CERTIFICATES

4.19      Personnel
4.24      Customers and Suppliers


EXHIBITS

A    --   Depository Escrow Agreement
B    --   Form of Opinion of Counsel to Pac-West and the Shareholders
C    --   Form of Opinion of FCC Counsel to Pac-West
C-1  --   Form Of Opinion of Regulatory Counsel In California and Nevada to Pac-
          West
D-1  --   Noncompetition Agreement - John K. La Rue
D-2  --   Noncompetition Agreement - William E. Koch
D-3  --   Noncompetition Agreement - Bay Alarm Companies
E    --   Registration Rights Agreement
F    --   Assets to be Acquired

                                MERGER AGREEMENT


     This Merger Agreement (this "Agreement") is made and entered into as of April 25, 1996, by and among Pac-West Telecomm, Inc., a California corporation ("Pac-West"), John K. La Rue ("La Rue"), William E. Koch ("Koch"), and Bay Alarm Company, a California corporation ("Bay Alarm", and together with La Rue and Koch, the "Shareholders"), and ProNet Inc., a Delaware corporation ("ProNet").

                                 R E C I T A L S

     A. La Rue, Koch and Bay Alarm collectively own 1,400 shares (the "Pac-West Shares") of the no par common stock of Pac-West ("Pac-West Common Stock"), which Pac-West Shares constitute all of the authorized, issued, and outstanding capital stock of Pac-West.

     B. Pac-West presently conducts radio paging and long distance and local telephone businesses.

     C. ProNet does not presently desire to be in the telephone business conducted by Pac-West. ProNet desires to expand its radio paging system business.

     D. In order to acquire all of the property and assets of Pac-West that are used in the conduct of Pac-West's radio paging system (such property, assets, and businesses, including all rights to affiliated paging networks, being hereinafter collectively called the "System"), ProNet desires to merge with Pac-West, upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T S

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE 1
                        SEPARATION OF TELEPHONE BUSINESS

     1.1 ORGANIZATION OF SUBSIDIARY. At or prior to the Closing, Pac-West shall cause to be organized, under the laws of the State of California, a new corporation to be known as "JKL Bay Inc." and hereafter referred to as "Telco", pursuant to the terms and conditions of this Agreement. At or prior to the Closing, all of the authorized shares of Telco shall be issued and delivered to Pac-West in fully paid, nonassessable certificates.

     1.2 TRANSFER OF ASSETS TO NEW CORPORATION. In exchange for the shares of Telco, Pac-West shall assign, transfer, convey, and deliver to Telco all of Pac-West's assets except the paging related assets described in SCHEDULE 1.2. The Schedule 1.2 Assets shall be referred to as the "Retained Assets." Telco shall assume all booked liabilities of Pac-West except the booked liabilities described in SCHEDULE 1.2 which are to remain with Pac-West. The Schedule 1.2 Liabilities shall be referred to as the "Retained Liabilities." The assets to be transferred to Telco shall be referred to herein as the "Transferred Assets" and the liabilities transferred to and assumed by Telco shall be referred to as the "Transferred Liabilities."

     1.3 TRANSFER OF SHARES OF TELCO. At or prior to the Closing, but after the transfer by Pac-West of the Transferred Assets to and assumption of the Transferred Liabilities by Telco, and after the issuance of the Telco shares to Pac-West, Pac-West shall assign and transfer all of the outstanding shares of common stock of Telco to Bay Alarm and La Rue in exchange for Pac-West shares with a value of $5,060,000 as determined by the Valuation Services Group of Arthur Andersen. It is intended that the transactions contemplated by this
Article 1 shall constitute a corporate division of the telephone business of Pac-West in compliance with Internal Revenue Code Sections 355 and 368(a)(1)(D), and the transaction so contemplated is referred to herein as the "Corporate Division".


                                    ARTICLE 2
                           MERGER OF PAC-WEST & PRONET

     2.1 TAX FREE REORGANIZATION. At the Closing, but after the Corporate Division, and subject to the representations, warranties, and other terms and conditions of this Agreement, the parties to this Agreement shall execute such documents, certificates, and resolutions as necessary to effect a statutory merger of Pac-West into ProNet in a tax free reorganization in conformity with
Section 368(a)(1)(A) of the Internal Revenue Code (the "Merger").

     2.2 THE MERGER. Upon the terms and subject to the conditions hereof, the Merger shall be consummated at the Effective Time (as defined in Section 2.3) in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the California Corporations Code (the "CCC"). At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL and the CCC, Pac-West shall be merged with and into ProNet, the separate corporate existence of Pac-West shall cease, and ProNet shall continue as the surviving corporation. ProNet, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     2.3  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 7 hereof shall have been fulfilled or waived and this Agreement shall not have been terminated in accordance with Article 8 hereof, as promptly thereafter as practicable, the parties hereto shall cause the Merger to be consummated by filing (a) a properly executed Certificate of Merger with the Secretary of State of the State of Delaware and (b) a properly executed Certificate of Merger and Tax Clearance Certificate with the

Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and CCC. The Merger shall become effective in accordance with law upon (i) the filing of such Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of the Certificate of Merger and Tax Clearance Certificate with the Secretary of State of the State of California ("Effective Time").

     2.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 1107 of the CCC.

     2.5 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of ProNet shall from and after the Effective Time be the Certificate of Incorporation of the Surviving Corporation and shall be and remain the Certificate of Incorporation of the Surviving Corporation until altered, amended or repealed in accordance with law, such Certificate of Incorporation of the Surviving Corporation and its Bylaws.

     2.6 BYLAWS. The Bylaws of ProNet as in effect at the Effective Time shall from and after the Effective Time be the Bylaws of the Surviving Corporation and shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     2.7 DIRECTORS AND OFFICERS. The directors of ProNet immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to serve in each case until their respective successors shall have been duly elected and shall qualify. The respective officers of ProNet immediately prior to the Effective Time shall occupy corresponding positions as the officers of the Surviving Corporation, in each case to serve until their respective successors shall have been duly elected and shall qualify.

     2.8 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in or to the Surviving Corporation the title to any property or right of Pac-West acquired or to be acquired by reason of or as a result of the Merger, the last acting officers of Pac-West (in the name of Pac-West and to the extent of their authority), or the corresponding officers of the Surviving Corporation shall (without personal liability or expense relating thereto) execute and deliver all such deeds, assignments and assurances, and do all such other things, as may be requested by the Surviving Corporation and as may be necessary and proper to vest, perfect or confirm title to such property or rights in or to the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers of the Surviving Corporation are fully authorized in the name of Pac-West or otherwise to take any and all such action.

     2.9 CONVERSION OF PAC-WEST COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Pac-West, ProNet or any holder of the following securities:

          (a) Each share of Pac-West Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into and become a right to receive in exchange shares of common stock, par value of $.01 per share, of ProNet ("ProNet Stock") in an amount calculated in accordance with Sections 2.11 and 2.12 and 2.15 of this Article 2.

          (b) Each share of Pac-West Common Stock issued and outstanding immediately prior to the Effective Time and held in the treasury of Pac-West shall be cancelled and retired and no exchange or payment shall be made with respect thereto.

          (c) Any outstanding options, warrants or rights to acquire securities of Pac-West shall be cancelled and extinguished and no shares of stock shall be issued or other consideration paid with respect thereto.

          (d) Any outstanding options, warrants or rights to acquire securities of ProNet as of the Effective Time shall continue unchanged.

          (e) Each share of ProNet Stock issued and outstanding immediately prior to the Effective Time shall continue unchanged as a share of common stock of the Surviving Corporation.

          (f) From and after the Effective Time, holders of certificates formerly evidencing Pac-West Common Stock shall cease to have any rights as shareholders of Pac-West, except as provided herein or by law.

     2.10 EXCHANGE OF PAC-WEST COMMON STOCK. Each Shareholder who holds a certificate or certificates representing Pac-West Common Stock shall, at the Closing, deliver or cause to be delivered to ProNet, the stock certificate or certificates evidencing such Pac-West Common Stock for cancellation and ProNet shall, at the Closing, cause to be delivered to each Shareholder a stock certificate or certificates representing the number of shares of ProNet Stock that such Shareholder is entitled to receive pursuant to the provisions of this
Article 2. No fraction of a share of ProNet Stock shall be issuable upon conversion of the Pac-West Common Stock in the Merger. Any fractional share of ProNet Stock which would otherwise be issuable in the Merger shall be rounded up to one whole share of ProNet Stock. From and after the Effective Time, the Shareholders shall cease to have any rights with respect to the Pac-West Common Stock they hold except as otherwise provided herein or by law.

     2.11 ISSUANCE OF SHARES. The aggregate number of shares of ProNet Common Stock to be issued to the Shareholders shall equal the Merger Consideration divided by the Average Closing Price. The ProNet Common Stock so issued at the Closing shall be registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and quoted on the National Association of Securities Dealers Automated Quotation System (or other quotation system or securities exchange). ProNet Common Stock having a value of $1,000,000 determined on the basis of the Average Closing Price shall be deposited with the Escrow Agent (hereinafter defined) by ProNet in accordance with the terms of a Depository Escrow Agreement (herein so called) by and among the Shareholders, ProNet and the Escrow Agent substantially in the form of EXHIBIT A. Additionally, ProNet common stock having a value of $2,000,000, determined on the basis of the Average Closing Price, shall be deposited with the Escrow Agent in accordance with the Depository Escrow Agreement (herein so called) by and among the Shareholders, ProNet and the Escrow Agent substantially in the form of EXHIBIT A. The timing of any Dispositions (hereinafter defined) of such shares of ProNet Common Stock by the Shareholders will be subject to certain restrictions as provided in
Section 10.2. As used herein, "Average Closing Price" means the lower of $24.50 per share or the average closing price of the ProNet Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System (or such other quotation system or securities exchange on which the Common Stock is then quoted or listed) as reported by the Wall Street Journal for the 20 consecutive trading days beginning 25 trading days prior to the Closing Date.

     2.12 MERGER CONSIDERATION. The Merger Consideration shall be Thirteen Million Four Hundred Thirty Eight Thousand Dollars ($13,438,000), subject to adjustment pursuant to Section 2.15.

     2.13 NAME CHANGE. As of the Effective Date, Telco shall file a Certificate of Amendment to its Articles of Incorporation in the State of California changing its name to "Pac-West Telecomm, Inc."

     2.14 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Neumiller & Beardslee, a professional corporation, 509 West Weber Avenue, Stockton, California at 9:00 a.m., local time, on the last day of the month in which all Federal, state, and local regulatory approvals for the transactions contemplated hereby are received by Final Order (as hereinafter defined) or such other date as the parties shall agree, (the "Closing Date").

     2.15 ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be subject to adjustment in accordance with the following provisions:

          (a) No later than seventy-five (75) days after the Closing Date (i) the Merger Consideration shall be increased by the amount, if any, by which the Adjustment Computation (as defined below) is positive; or (ii) the Merger Consideration shall be reduced by the amount, if any, by which the Adjustment Computation is negative.

          (b) Adjustment Computation shall be determined in accordance with generally accepted accounting principles consistently applied from prior periods, subject to any modifications expressly referred to in this Section
2.15. The Adjustment Computation shall mean a detailed computation, signed and delivered by Shareholders in a preliminary form no less than ten (10) days prior to the Closing Date and in final form as approved by ProNet no less than one (1) business day prior to the Closing Date, setting forth the Shareholders' good faith estimate as of the Closing Date of the various financial items included in said computation.

          (c) Between the date hereof and the Closing Date, the Shareholders shall cause the Company to conduct its operations and to follow accounting principles consistent with prior practices so that items included in the Adjustment Computation would be treated in the same fashion for the closing adjustment calculations under this Section 2.15.

          (d) The Adjustment Computation shall include the following and only the following items:

          The Merger Consideration shall be increased by the following:

          - All accounts receivable in the CalPage billing system ("Accounts Receivable") excluding the receivables related to answering service revenue valued in accordance with the formula discussed in (e) below.

          - All specially identified prepaid paging expenses and other specifically identified paging current assets.

          - All Paging Revenue for reseller customers, which as of the Closing Date, has been earned by Pac-West but has not yet been billed, due to the timing of their normal billing cycle.

          - $1,475,000 for 59 transmitter units of which 32 have been installed in southern California, 6 in Las Vegas, and 21 of which as the date of this Agreement are in inventory, and may be installed as agreed to by the Buyer prior to the closing of the merger.

          - Cost of any capital expenditures which have not specially been referred to elsewhere herein, and have been approved in writing by ProNet.

          - $60.00 multiplied by the change in the number of leased pagers in service in SCHEDULE 4.10 and the number of leased pagers in service at Closing.

          - Pager inventory in excess of $550,000 of net book value as consistently computed under Pac-West's pager fixed asset accounting procedures; provided $200,000 of such inventory shall be new, unused models.

          The Merger Consideration shall be reduced by the following:

          - All accounts payable related to paging vendors that will be assumed and paid by ProNet.

          - All accrued liabilities, not included in accounts payable above, related to paging operations through the Closing Date other than taxes.

          - The full amount of all corporate taxes in excess of accruals as provided in Section 5.23, including the full amount of any Section 311 corporate income taxes resulting from the application of Section 355 (d) of the Internal Revenue Code or any similar state income tax provisions.

          - Compensation and all related payroll tax liabilities (including vacation earned, but not yet taken) for all paging employees. Compensation shall include, but not be limited to all regular earnings, commissions, bonuses, 401(k) matching contribution, auto/travel allowance, and expense reimbursement owed to employees as of the Closing Date, but not yet paid.

          -    Deposits related to paging customers at Closing.

          -    Deferred revenues relating to paging accounts at Closing.

          - All debt collateralized by paging assets and paging receivables, equal to the payoff letter received directly from the debt holders except any additional interest or fees payable due to early payoff of such debt will be made by ProNet without reduction of the Merger Consideration.

          - If Pager Inventory is less than $500,000 at net book value as consistently computed under Pac-West's pager fixed asset accounting procedures, the shortfall below $500,000 shall reduce the Merger Consideration.

          (e) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 2.15, the Accounts Receivable shall be valued as follows:

               (i) 98% of face amount for Accounts Receivable which are less than 31 days past due from the date of billing;

               (ii) 85% of face amount for Accounts Receivable which are 31 days or more and less than 61 days past due from the date of billing;

               (iii) 60% of face amount for Accounts Receivable which are 61 days or more and less than 91 days past due from the date of billing.

               (iv) 5% of face amount for Accounts Receivable which are 91 days or more past due from the date of billing.

          (f) Notwithstanding the foregoing, Shareholders can elect to exclude 10 paging customers which customarily pay in over 30 days (but have historically paid in full) from the 31-60 and 61-90 day categories, and instead include them in the 0-30 day aging category. Shareholders shall be entitled only to exclude 10 total paging customers hereunder and not 10 from each identified category.

          (g) The Adjustment Computation shall be agreed to by the parties no later than 75 days after the Closing (a) if the Adjustment Computation is a net increase, the parties shall jointly instruct the Escrow Agent under the Depository Trust Agreement to release the $2,000,000 block of ProNet shares to the Shareholders and ProNet shall immediately issue and deliver to the Shareholders an additional number of ProNet shares which, when multiplied by the Average Closing Price, equal the Adjustment Computation, and (b) if the Adjustment Computation is a net decrease, the parties shall jointly instruct the Escrow Agent to return the $2,000,000 block of ProNet shares held by it to ProNet for cancellation. If the net decrease is less than $2,000,000, ProNet shall immediately issue and deliver to the Shareholders, the reduced number of shares which, when multiplied by the Average Closing Price equals the difference between $2,000,000 and the Adjustment calculation. If the net decrease is greater than $2,000,000, the Shareholders shall ratably surrender to ProNet, shares valued at the Average Closing Price equal to the amount by which the net decrease exceeds $2,000,000.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF PRONET

     ProNet hereby represents and warrants to Pac-West and to the Shareholders as follows (with the understanding that the Shareholders and Pac-West are relying materially on each such representation and warranty in entering into and performing this Agreement):

     3.1 DUE ORGANIZATION. ProNet is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its properties and to carry on its business as, and in the places where, such properties are owned or leased and such business is conducted.

     3.2 DUE AUTHORIZATION. ProNet has full corporate power and authority to enter into and perform its obligations under this Agreement, and each agreement, document, and instrument required to be executed by it in accordance herewith. This Agreement has been and any other agreements, documents, and instruments required to be executed and delivered by ProNet in accordance herewith as of the Closing shall have been, duly and validly executed and delivered by ProNet, as applicable, and shall, upon execution, constitute valid and binding obligations of ProNet, enforceable in accordance with their respective terms except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

     3.3 COMMON STOCK. The ProNet Common Stock to be issued by ProNet to the Shareholders as the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid, and non-assessable, shall be saleable to the public on the Closing Date subject to the terms of the Registration Rights Agreement (as defined herein) and for a period of two (2) consecutive years thereafter pursuant to the terms of a shelf registration, and in compliance with all federal and state securities laws.

     3.4 PRONET INFORMATION. ProNet has delivered to the Shareholders (and will continue to deliver to the Shareholders from execution hereof until termination of the Registration Rights Agreement or of this Agreement) true and correct copies of ProNet's most recent Proxy Statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Form S-3 Registration Statement (the "ProNet Filings").

     3.5 CONFLICTS. Except as set forth on SCHEDULE 3.5, to the knowledge of ProNet, neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by ProNet in connection herewith shall (a) violate in any material respect any Federal, state, county, or local law, rule, or regulation applicable to ProNet, or its properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which ProNet is a party, or by which it, or any of its properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of, ProNet, or (d) violate or conflict with any provision of the articles of incorporation or by-laws of ProNet.

     3.6 CONSENTS. To the knowledge of ProNet, set forth on SCHEDULE 3.6 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by ProNet.

     3.7 CLAIMS AND PROCEEDINGS. Except as set forth in SCHEDULE 3.7 attached hereto, to the actual knowledge of ProNet, no claims, actions, suits, proceedings or investigations are pending or have been threatened or filed since the date of ProNet's latest Quarterly Report on Form 10Q which would have a material adverse effect on the business operations or financial condition of ProNet, and all such matters existing as of the date of such 10Q were disclosed therein.

     3.8 BROKERS. ProNet has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby with the exception of Daniels and Associates.

     3.9 REGULATORY CERTIFICATES. ProNet is not aware of any information concerning its operations that could cause the FCC or any other regulatory authority, including without limitation the California Public Utilities Commission ("CPUC") and the Public Service Commission of Nevada ("Nevada PSC"), not to issue to ProNet all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the operation of the System subsequent thereto.

     3.10 CONSENT TO BUDGET. ProNet has received a copy of, reviewed, and approved the Pac-West Capital and Operating budgets ("Budget")for 1995-1996. Simultaneously with execution hereof, ProNet has delivered a signed copy of such Budget to Pac-West, and Shareholders to evidence such consent. Any expenditures, contracts, financing or other actions provided for in such Budget are consented to by ProNet notwithstanding that they may take place after execution hereof or may be inconsistent with any other term hereof. No such expenditures, contracts, financing or other actions shall constitute a breach of any representation, warranty or covenant hereof or the failure of any condition precedent.


                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                          PAC-WEST AND THE SHAREHOLDERS

     Pac-West and each of the Shareholders hereby jointly and severally represent and warrant to ProNet as follows (with the understanding that ProNet is relying materially on each such representation and warranty in entering into and performing this Agreement):

     4.1 DUE ORGANIZATION; OWNERSHIP; SUBSIDIARIES. Pac-West is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power and corporate authority to own or lease its paging related properties and to carry on its paging businesses as, and in the places where, such properties are owned or leased and such businesses are conducted. Pac-West is qualified to do paging business and is in good standing in the states set forth on SCHEDULE 4.1 attached hereto, which states represent every jurisdiction where such qualification is required for conduct of its paging related business. No other jurisdiction has asserted a claim that Pac-West is required to qualify to do paging business as a foreign corporation in such jurisdiction. Except as set forth in SCHEDULE 4.1 attached hereto, and except as contemplated in this Merger Agreement, Pac-West does not have any subsidiaries, or any equity investment in any other corporation, partnership, joint venture, or other business enterprise.

     4.2 CAPITAL STOCK. The authorized capital stock of Pac-West consists solely of 1,000,000 shares of Pac-West Common Stock, 1,400 of which shares are issued and outstanding. Except as set forth in SCHEDULE 4.2 attached hereto, all of the Shares are duly authorized and validly issued, fully paid, and nonassessable; none of the Shares was issued in violation of any preemptive or preferential right; there are no other equity securities of Pac-West outstanding; and there are no outstanding securities or indebtedness convertible into, exchangeable for, or carrying the right to acquire, Pac-West Common Stock or other equity securities of Pac-West, or subscriptions, warrants, options, rights, or other arrangements or commitments obligating Pac-West to issue or dispose of any Pac-West Common Stock or other Pac-West equity securities or any ownership therein.

     4.3 TITLE TO SHARES. Except as set forth in SCHEDULE 4.3, La Rue is the true and lawful owner, of record and beneficially, of 505 of the Pac-West Shares; Koch is the true and lawful owner, of record and beneficially, of 210 of the Shares; and Bay Alarm is the true and lawful owner, of record and beneficially, of 685 of the Pac-West Shares. Except as provided elsewhere in this Agreement and except as set forth in SCHEDULE 4.3 attached hereto, the Shares are, and on the Closing Date will be, owned by the Shareholders free and clear of all liens, security interests, pledges, assessments, charges, adverse claims, leases, licenses, restrictions, or other encumbrances (collectively, "Liens"). Other than the rights and obligations arising under this Agreement and as set forth in SCHEDULE 4.3, none of the Shares is subject to any rights of any other person to acquire the same, and none of the Shares is subject to any Liens or restrictions on transfer thereof, except for restrictions imposed by applicable federal and state securities laws. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall be free to transfer Pac-West Shares between themselves until the Closing.

     4.4 DUE AUTHORIZATION. Pac-West has full corporate power and authority to enter into and perform its respective obligations under this Agreement and each agreement, document, and instrument required to be executed by Pac-West in accordance herewith. The execution, delivery, and performance of this Agreement and any agreements, documents, and instruments required to be executed by Pac-West has been duly authorized by the Board of Directors of Pac-West. This Agreement and the agreements, documents, and instruments required to be executed and delivered by Pac-West, or the Shareholders in accordance herewith have been duly and validly executed and delivered by Pac-West, or the Shareholders and constitute valid and binding obligations of Pac-West, or the Shareholders enforceable in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought.

     4.5 CONFLICTS. Except as set forth on SCHEDULE 4.5, to the knowledge of Pac-West, or the Shareholders, neither the execution, delivery, nor performance of this Agreement or any other agreement, document, or instrument to be executed by Pac-West, and/or any of the Shareholders in connection herewith shall
(a) violate any Federal, state, county, or local law, rule, or regulation applicable to Pac-West, or any of the Shareholders, or its or his properties,
(b) violate or conflict with, or permit the cancellation of, any agreement to which Pac-West, or any Shareholder is a party, or by which it, he, or any of its, or his, properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties,
(c) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of, Pac-West or (d) violate or conflict with any provision of the certificate of incorporation or by-laws of Pac-West.

     4.6  CONSENTS.  To the knowledge of Pac-West, or the Sellers, set forth on
SCHEDULE 4.6 attached hereto is a complete list of all actions, consents, or approvals of, or filings with, any governmental authorities or third parties required in connection with the execution, delivery, or performance of this Agreement or any agreement, document, or other instrument to be executed in connection herewith by any of the Shareholders, or Pac-West with regard to any of the transactions described herein.

     4.7 FINANCIAL STATEMENTS. Pac-West has delivered (a) a complete and correct copy of the unaudited statement of financial condition of the System as of and for the year ended November 30, 1995, and for the fiscal quarter ended February 29, 1996 (the "Financial Statements"), and (b) a complete and correct list of the Retained Assets or classes of Retained Assets of Pac-West together with the book value of each such Retained Asset or class of Retained Assets as of February 29, 1996, which list is set forth on SCHEDULE 4.7 attached hereto (the "Asset List") and (c) a complete and correct copy of the Budget. Except as expressly noted thereon, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past accounting practices of Pac-West throughout the periods indicated and fairly present the financial position, results of operations, and changes in financial position of the System as of the indicated dates and for the indicated periods. The Asset List has been prepared in accordance with and is otherwise consistent with the books and records of Pac-West, presents fairly and accurately the book value of each of the assets and assets classes, and has been prepared in accordance with generally accepted accounting principles as used in the preparation of financial statements. Since November 30, 1995, there has been no material adverse change in the financial position, assets, results of operations, business, or prospects of the System. To the actual knowledge of Pac-West and the Shareholders without inquiry, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the business, properties, assets, or prospects of the System.

     4.8  CONDUCT OF BUSINESS; CERTAIN ACTIONS.  Except (a) as set forth on
SCHEDULE 4.8 attached hereto, (b) the Corporate Division, and (c) matters provided for in the Budget, since November 30, 1995, Pac-West has conducted its paging related business and operations in the ordinary course and consistent with its past practices and has not (i) increased the compensation of any of its directors, officers, or key employees or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any employees of the System, (ii) made any paging related capital expenditures exceeding $10,000 individually or $15,000 in the aggregate above amounts provided for in the Budget, (iii) except for pagers and other inventory sold and used or consumed in the ordinary course of business, sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $3,000, (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business,
(v) made or guaranteed any loans or advances to any party whatsoever,
(vi) suffered or permitted any lien, security interest (except purchase money security interests), claim, charge, or other encumbrance to arise or be granted or created against or upon any of its assets other than purchase money liens incurred in the ordinary course of business, (vii) canceled, waived, or released any debts, rights, or claims against third parties, (viii) made any change in the method of accounting of Pac-West, (ix) made any investment or commitment therefor in any person, business, corporation, limited liability company, association, partnership, joint venture, trust, or other entity, (x) made, entered into, amended, or terminated any written employment contract or created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) so as to create any liability under
Article IV of ERISA (as hereinafter defined) to any entity, (xi) amended, renewed, or experienced a termination of any contract, agreement, lease, franchise, or license to which Pac-West is a party, except in the ordinary course of business, (xii) entered into any other paging related material transactions except in the ordinary course of business, (xiii) entered into any contract, commitment, agreement, or understanding to do any acts described in the foregoing clauses (i)-(xii) of this Section 4.8, (xiv) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any of the its assets, (xv) experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any of its employees, or (xvi) experienced or effected any shutdown, slow-down, or cessation of its operations. Notwithstanding anything to the contrary contained elsewhere in this Merger Agreement, Pac-West may pay, prior to Closing, up to $520,000.00 in deferred compensation owing to three officers of Pac-West.

     4.9  PROPERTIES.

          (a)  REAL PROPERTY.  Pac-West does not own any real property.

          (b) PERSONAL PROPERTY. Except for (i) inventory and supplies disposed of or consumed in the ordinary course of business, consistent with past practice and (ii) personal property listed in SCHEDULE 4.9, Pac-West owns all of its inventory, equipment (including towers), and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements, and any notes and schedules thereto, free and clear of any Liens, except for statutory liens for current Taxes not yet due and payable and except for purchase money security interests and other liens set forth on
SCHEDULE 4.9 attached hereto.

          (c) LEASEHOLDS. SCHEDULE 4.9 hereto lists all leases of real property, all leases of vehicles and rolling stock and all other leases of personal property with annual lease payments over $5,000, to which Pac-West is a party or to which any of the assets of Pac-West is subject. Pac-West owns the leasehold estates created by such leases free and clear of any Liens, except for
(i) statutory liens for current taxes not yet due and payable, (ii) in the case of leases of real property, agreements with, or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by city, county, state, and federal governmental bodies or agencies, necessary or beneficial to the continued use and occupancy of Pac-West's assets or the continuation of Pac-West's operations, liens created by landlords or their predecessors in title, and rights of landlords on lease terminations, (iii) purchase money, mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, and (iv) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located and (v) liens of lenders to Lessors of real or personal property of the companies, the exact number, nature and extent of which, if any, are unknown to Sellers and the Companies.

     4.10 PAGERS. SCHEDULE 4.10 includes a true and complete list of the number and type of pagers in service (including perquisite pagers) in Pac-West's System as of November 30, 1995. All of such pagers in service are operating pursuant to valid and binding rental and/or service agreements (excluding the perquisite pagers and other matters listed in SCHEDULE 4.10) with Pac-West, or agents or resellers, no single subscriber or related group of subscribers accounts for more than five percent of the paging revenues attributable to the System, and Pac-West, and the Shareholders do not know the specific identity of any current subscribers who account for more than 500 pagers in service on the System and who intend to discontinue the use of such service for any reason including, but not limited to, the consummation of the transactions contemplated herein. As used herein, "rental" means, with respect to any pager, provision of communications private carriage pursuant to
Part 22 or Part 90 of the Communications Act of 1934, as amended, and the rental or lease of subscriber equipment to the customer by Pac-West or its agents or resellers to permit the customer to utilize such service. The rates customarily charged to subscribers for each class of service and copies of all applicable tariffs filed with governmental agencies regulating the rates to be charged to subscribers of the System are all contained in SCHEDULE 4.10. ProNet acknowledges that customary and published rates are not charged in many instances.

     4.11 LICENSES AND PERMITS. Set forth on SCHEDULE 4.11 is a list of all federal, state, county, and local governmental licenses, authorizations, certificates, permits, and orders (collectively the "Licenses") held, used or applied for by Pac-West including licenses held or applied for by any third parties which are used by Pac-West in the operation of the System. Pac-West and or the third party holders of such licenses have complied and, to the knowledge of Pac-West and Shareholders, are in compliance with the terms and conditions of all Licenses, and to the best knowledge of Pac-West and the Shareholders, no violation of any such Licenses or the laws or rules governing the issuance or continued validity thereof, has occurred. Other than the consents required to be obtained in connection with this Agreement or any other agreement referred to herein (which consents are set forth on SCHEDULE 4.6 hereto), no notice has been received by Pac-West stating that an additional license, authorization, certificate, permit, or order is required from any Federal, state, county, or local governmental agency or body thereof in connection with the operation of the System by Pac-West or the ownership by Pac-West or the transfer of the Shares by the Shareholders to ProNet in connection with the transactions contemplated in this Merger Agreement. No claim has been made by any governmental authority to the effect that any license, authorization, certificate, permit, or order in addition to those listed on SCHEDULE 4.11 is necessary for the conduct of Pac-West's business.

     4.12 INTELLECTUAL RIGHTS. Attached hereto as SCHEDULE 4.12 is a list and description of all paging related patents, trademarks, servicemarks, tradenames, and copyrights and applications therefor owned by or registered in the name of Pac-West or in which Pac-West has any right, license, or interest. To the knowledge of Pac-West and the Shareholders, without inquiry, Pac-West has good and marketable title to or the right to use such patents, trademarks, service marks, tradenames, and copyrights and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of its paging business, without the payment of any royalty or similar payment. Pac-West is not a party to any license agreements whether written or oral, either as licensor or licensee, with respect to any paging related patents, trademarks, servicemarks, tradenames, or copyrights or applications therefor. Except as set forth on
SCHEDULE 4.12 to the best knowledge without inquiry of Pac-West and the Shareholders, Pac-West is not infringing any paging related patent, trademark, servicemark, tradename, or copyright of others, and neither Pac-West nor the Shareholders are aware of any infringement by others of any such rights owned by Pac-West.

     4.13 COMPLIANCE WITH LAWS. To the best knowledge of Pac-West and the Shareholders, Pac-West has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders that are applicable to Pac-West's business including, but not limited to, the rules and regulations of the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA"), the CPUC, the Nevada PSC and the states and municipalities in which the System is located, and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which Pac-West or its properties or operations are subject. Pac-West represents and warrants that, to its knowledge, it has complied in all material respects and, prior to the Closing, will comply in all material respects with, all rules, regulations, policies, precedents, and orders of the FCC and the FAA with respect to marking, lighting, notification, and approval of each and every tower used in Pac-West's business. To the knowledge of Pac-West and the Shareholders, none of the owners of any of the towers on which Pac-West leases tower space has failed to comply in any material respect with any of the aforesaid rules, regulations, policies, precedents, and orders of the FCC or the FAA applicable to such owner in its capacity as a tower owner. To the best knowledge of Pac-West and the Shareholders, without inquiry, no claim has been made by any governmental authority (and, to the best knowledge of Pac-West and the Shareholders, without inquiry, no such claim is anticipated) to the effect that the business conducted by Pac-West fails to comply, in any material respect, with any law, rule, regulation, or ordinance. Without limiting the foregoing, to the knowledge of Pac-West and the Sellers, Pac-West has complied in all material respects with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

     4.14 INSURANCE. Attached hereto as SCHEDULE 4.14 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to Pac-West at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. To the best knowledge of Pac-West and the Shareholders, without inquiry, no event relating to Pac-West has occurred which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by Pac-West is in such amounts and is of such types and scope as Pac-West management believes in good faith to be reasonably adequate for protection of its respective interests and properties. Excluding insurance policies which have expired and been replaced, no insurance policy of Pac-West has been canceled within the last three years, and no threat has been made to cancel any insurance policy of Pac-West within such period.

     4.15 ERISA PLANS AND COMPLIANCE.

          (a) WELFARE BENEFIT PLANS. SCHEDULE 4.15(A) sets forth a list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Pac-West or to which Pac-West contributes or is required to contribute with respect to its employees, including any multi-employer welfare plan within the meaning of Section 3(40) of ERISA (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). True, correct, and complete copies of each of the Welfare Benefit Plans have been delivered to ProNet. For purposes of the immediately preceding sentence, plan documents are to include applicable excerpts from any employee handbooks and similar documents. SCHEDULE 4.15(A) also sets forth (i) the amount of any liability of Pac-West for amounts determined to be payable that are more than 60 days past due with respect to each Welfare Benefit Plan as of November 30, 1995, and as of the end of each subsequent month ending prior to the date hereof and
(ii) a description of any liability of Pac-West for benefits under any Welfare Benefit Plan to retired employees of Pac-West and any former subsidiaries thereof, excluding benefits provided pursuant to Part 6 of Title I of ERISA (relating to COBRA coverage). For purposes of this Section 4.15, the term "Welfare Benefit Plans" shall include any plan described in Sections 120, 125, 127 and 129 of the Code.

          (b) RETIREMENT BENEFIT PLANS. SCHEDULE 4.15(B) sets forth a list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Pac-West or to which Pac-West contributes or is required to contribute with respect to its employees, including any multi-employer pension plan within the meaning of Section 3(37) of ERISA (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). True, correct, and complete copies of each of the

Pension Benefit Plans have been delivered to the Purchaser. Pac-West does not maintain, sponsor, or participate in any plan that is subject to Title I, Subtitle B, Part 3 of ERISA (concerning "Funding"). During the last six years, neither Pac-West nor any former subsidiary thereof has maintained or participated in, or had any obligation of any nature to contribute to, a plan described in the immediately preceding sentence. With respect to each Pension Benefit Plan, including an "individual account plan" (as defined in Section 3(34) of ERISA), SCHEDULE 4.15(B) completely and accurately sets forth the amount of any liability of Pac-West for contributions due with respect to such Pension Benefit Plan as of November 30, 1995. SCHEDULE 4.15(B) also sets forth any plan, fund, program or arrangement not described above in this Section 4.15(b) pursuant to which payments are earned or measured over a period in excess of a single year or are deferred for more than two and one-half months after the year in which earned or which may be described in Section 3(2) of the ERISA.

          (c) BENEFIT PLAN COMPLIANCE. All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) are in material compliance, both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to minimum coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) of the Code, and all other applicable laws, rules, and regulations so that any such noncompliance does not give rise to any material liability of Pac-West or any current or former subsidiary thereof. All necessary Internal Revenue Service ("IRS") approvals for the Pension Benefit Plans and each amendment thereto have been obtained or the period during which such approvals may be timely requested has not expired and will not expire prior to the Closing Date.

          (d) BENEFIT PLAN REPORTS. Each Welfare Benefit Plan and Pension Benefit Plan has been administered to date in material compliance with the requirements of the Code and ERISA with respect to reporting and disclosure, so that any such noncompliance does not give rise to any liability of any of the Sellers or any of their current or former subsidiaries. Future compliance with the requirements of ERISA and the Code as in effect on the date hereof or any collective bargaining agreements to which either of the Sellers is a party will not result in any increase in the rate of benefit accrual or required contributions under any Pension Benefit Plan.

          (e) NO PROHIBITED TRANSACTIONS. Neither of the Sellers or any of their subsidiaries nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any transaction involving any Welfare Benefit Plan or Pension Benefit Plan or the assets thereof in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the
Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code.

          (f) NO PBGC LIABILITY. Neither Pac-West nor any of its present or former subsidiaries presently are, and in the past have not been, liable for any premiums (or interest charges or penalties for late payments) payable to the Pension Benefit Guaranty Corporation (the "PBGC") established pursuant to ERISA with respect to each Pension Benefit Plan and each plan year thereof. There has been no "reportable event" (as defined in Section 4043(b) of ERISA) with respect to any Pension Benefit Plan. No liability to the PBGC has been incurred by Pac-West or any corporation or other trade or business which is now or was in the past under common control with Pac-West (as determined under Sections 414(b), 414(c), and 414(m) of the Code)("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA.
No filing has been made by Pac-West or any Common Control Entity with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Benefit Plan maintained, or wholly or partially funded, by Pac-West or any Common Control Entity. Neither Pac-West nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of
Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions to any Pension Benefit Plan subject to Section 4064(a) of ERISA to which Pac-West or any Common Control Entity made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

          (g) DETERMINATION LETTERS, REPORTS AND OTHER DOCUMENTS. SCHEDULE 4.15(G) sets forth a list of (i) the most recent determination letter issued by the IRS which respect to each Pension Benefit Plan, (ii) all Annual Reports on Form 5500 series required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the six most recent plan years, and (iii) if any of the Welfare Benefit Plans or Pension Benefit Plans have been the subject of an IRS or Department of Labor ("DOL") audit, an IRS closing agreement, or an IRS Voluntary Compliance Resolution Program submission, the reports and documents that were submitted to or issued from the IRS and/or DOL. True, correct, and complete copies of such letters and reports have been delivered to ProNet. True, correct, and complete copies of any documents or worksheets used to demonstrate compliance by any of the Pension Benefit Plans or Welfare Benefit Plans with any nondiscrimination requirements under the Code have been delivered to ProNet.

     4.16 CONTRACTS AND AGREEMENTS. The contracts and agreements listed and described in SCHEDULE 4.16 constitute all of the paging related written (and to the best knowledge of Pac-West and the Shareholders, oral) contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness but excluding rental agreements and agreements with resellers) to which Pac-West is a party or by which Pac-West or its properties are bound with respect to which the obligations of or the benefits to be received by Pac-West could reasonably be expected to have a value in excess of $15,000 in any consecutive 12 month period (each a "Material Agreement"). Pac-West and the Shareholders have afforded to ProNet and its officers, attorneys, and other representatives the opportunity to review complete and correct copies of all of the Material Agreements in effect as of the date hereof. Pac-West is not and, to the best knowledge of Pac-West and the Sellers, without inquiry, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Agreements (excluding trade accounts receivable), and since November 30, 1995, Pac-West has not waived any right under any Material Agreements. Since November 30, 1995, neither Pac-West nor any Shareholder has received any notice of default or termination under any Material Agreements and Pac-West has not assigned or otherwise transferred any rights under any Material Agreements.

     4.17 CLAIMS AND PROCEEDINGS. Attached hereto as SCHEDULE 4.17 is a list and description of all claims, actions, suits, and proceedings (and to the actual knowledge of Pac-West and the Shareholders, investigations) pending or, threatened against or affecting Pac-West or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on SCHEDULE 4.17 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to Pac-West which (individually or in the aggregate) is material to Pac-West and Pac-West has not been, and is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency rendered in such proceeding except licenses, construction permits or permits granted in the ordinary course of business. Except for any analysis by the Federal Trade Commission and the Department of Justice pursuant to Hart-Scott filings, no inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of Pac-West and the Shareholders, without inquiry, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of Pac-West and the Shareholders, there is no basis for any such claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition or prospects of Pac-West or the System or result in a material liability of Pac-West.

     4.18 TAXES. All Federal, foreign, state, county, and local income, gross receipts, excise, property, ad valorem, transfer, franchise, capital stock, business and occupation, license, sales, use, value-added, transfer, profits, gains, mortgage recording, disability, employment, payroll, withholding, custom, estimated, and other taxes, fees and assessments imposed by any governmental entity, agency, or instrumentality (individually, a "Tax" and collectively, "Taxes") returns, reports, statements, invoices, and declarations of estimated tax (collectively, "Returns") which were required to be filed by Pac-West on or before the date hereof have been filed within the time and in the manner provided by law, and, to the knowledge of Pac-West and the Shareholders, all such Returns are true, correct, and complete and accurately reflect the liabilities for Tax of Pac-West. All Taxes, penalties, interest, and other additions to Taxes which have become due pursuant to such Returns have been either paid or adequately accrued in the Financial Statements of Pac-West. All annual or other FCC regulatory fees arising from the operations of Pac-West have been paid. Pac-West has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes, interest, penalties, or additions to Taxes or any extension of time to file any Return. Except as set forth in SCHEDULE 4.18 there are no pending (or, to the knowledge of Pac-West, or Shareholders, threatened) claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Pac-West Tax Actions") with respect to any Taxes, penalties, interest, or additions to Taxes owed or allegedly owed by Pac-West. To the best knowledge of Pac-West and the Shareholders, there is no basis for any Pac-West Tax Actions. There are no liens for delinquent Taxes, penalties, interest, or additions to Taxes on any of the assets of Pac-West. Proper and accurate amounts of any and all payroll and employment Taxes that are required to be withheld have been withheld and remitted by Pac-West from and in respect of its directors, officers, shareholders, and employees for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations.

     4.19 PERSONNEL. Pac-West and Shareholders have delivered to ProNet a certificate of even date herewith containing a list of the names and annual rates of compensation of the employees of the System whose annual rates of compensation during the calendar year ending December 31, 1995 (including base salary, bonuses, commissions, and incentive pay), exceeded or are expected to exceed $25,000. Such certificate also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such employees during such fiscal year and to the date hereof. Such certificate also contains a brief description of all material terms of all written employment agreements and confidentiality agreements to which Pac-West is a party and all severance benefits which any director, officer, or employee of Pac-West is or may be entitled to receive. Pac-West has delivered to ProNet accurate and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments to which Pac-West is a party and under which any of its employees is entitled to receive benefits of any nature. There is no pending or, to the best knowledge of Pac-West, and the Shareholders without inquiry, threatened labor dispute or union organization campaign involving Pac-West.
None of the employees of Pac-West is represented by any labor union or labor organization. To the knowledge of Pac-West and Shareholders, Pac-West is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and Pac-West is not engaged in any unfair labor practices. There is no unfair labor practice claim against Pac-West before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the best knowledge, without inquiry, of Pac-West and the Shareholders, threatened against or involving Pac-West.

     4.20 BUSINESS RELATIONS. Except as set forth in SCHEDULE 4.20, neither Pac-West nor any Shareholder has actual knowledge that any Materially Significant Customer or Supplier (as defined herein) of the System will cease or otherwise refuse to do business after the Closing in the same manner as such business was previously conducted with Pac-West. For purposes of this Section 4.20, "Materially Significant Customer" shall mean a customer which has at least $2,000 per month in paging related billings with Pac-West. Pac-West has not received notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by Pac-West nor does Pac-West or the Shareholders have actual knowledge of any facts which could lead any of them to believe that the operations of Pac-West will be subject to any such material disruption.

     4.21 BROKERS. Except for Daniels and Associates, the payment of commission to which is the responsibility of ProNet, Pac-West and Shareholders have no knowledge of any liability incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     4.22 WARRANTIES. Attached hereto as SCHEDULE 4.22 is a list and brief description of all express written (and to the best knowledge of Pac-West and Shareholders, oral) warranties and guarantees made by Pac-West to third parties with respect to any paging related products sold or leased or services rendered by Pac-West. Except as set forth on SCHEDULE 4.22, to the knowledge of Pac-West and Shareholders, no claims for breach of such product or service warranties to customers have been made against Pac-West since November 30, 1995. To the best knowledge of Pac-West, and the Shareholders, without inquiry, no state of facts exists, or event has occurred, which may form the basis of any claim against Pac-West for liability on account of any express or implied warranty to any third party for paging related matters.

     4.23 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4.23, all of the paging related accounts, notes, and loans receivable that have been recorded on the books of Pac-West are bona fide and represent amounts validly due and Pac-West and the Shareholders have no reason to believe that all such accounts receivable (net of reserves set forth on Pac-West's balance sheet) will not be collected in full. All of such accounts, notes, and loans receivable are free and clear of any security interests, liens (except as set forth in SCHEDULE 4.23), encumbrances, or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset; and none of the obligors of such accounts, notes, or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

     4.24 CUSTOMERS AND SUPPLIERS. Pac-West and Shareholders have delivered to ProNet a certificate of even date herewith which contains a true, correct, and complete list of (a) Pac-West's ten (10) largest paging customers in service in the System (measured in dollar volume of revenue) during the month ended October 31, 1995, (b) Pac-West's five (5) largest paging related suppliers (measured in dollar volume of purchases) for the year ended November 30, 1995, and (c) with respect to each such customer and supplier, the name and address thereof, dollar volume involved, and nature of the relationship (including the principal categories of products bought, sold, and leased).

     4.25 INTEREST IN COMPETITORS, SUPPLIERS, AND CUSTOMERS. Except as set forth in SCHEDULE 4.25 and except for interests constituting five percent or less of a publicly traded company, neither Pac-West, the Shareholders, nor any officer or director of Pac-West or affiliate of any of the foregoing, has any ownership interest in any competitor, supplier, or customer of the System or any property used in the operation of the System.

     4.26 INVENTORY. Except as set forth on SCHEDULE 4.26, the inventories shown on the Financial Statements and the Asset List consist of items of a quality and quantity usable and readily saleable in the ordinary course of business by Pac-West.

     4.27 COMMISSION SALES CONTRACTS. Except as disclosed in SCHEDULE 4.27, Pac-West neither employs nor has any relationship with any individual, corporation, partnership, or other entity whose compensation from Pac-West arising from the operation of the System is in whole or in part determined on a commission basis.

     4.28 REGULATORY CERTIFICATES. Neither Pac-West nor any Shareholder is aware of any information concerning Pac-West or its paging related operations that could cause the FCC or any other regulatory authority, including without limitation the CPUC and Nevada PSC, not to issue to the Purchaser and Telco all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder and for the operation of the System by Purchaser and the Telco business by Telco subsequent thereto.

     4.29 INVESTMENT. Each Shareholder is acquiring the ProNet Common Stock pursuant hereto for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, other than pursuant to the provisions of the Registration Rights Agreement attached as EXHIBIT E hereto, each Shareholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment regarding ownership or sale of the ProNet Common Stock.

     4.30 ACCREDITED INVESTOR STATUS. The Shareholders are each Accredited Investors, as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     4.31 INVESTMENT RISK. Each Shareholder acknowledges and agrees that the acquisition by such Shareholder of ProNet Common Stock pursuant to this Agreement carries a certain degree of risk and it has taken full cognizance of and understands all of the risks related to the acquisition of ProNet Common Stock.

     4.32 LEGENDS. Each Shareholder understands, acknowledges, and agrees that a legend will be placed on all certificates evidencing the ProNet Common Stock in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO PRONET INC., A DELAWARE CORPORATION (THE "COMPANY"), OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS, AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

     4.33 PRONET INFORMATION. Each Shareholder has received copies of the ProNet Filings. Each Shareholder has carefully read or reviewed and is familiar with the ProNet Filings. Each Shareholder and such Shareholder's representatives all have had an opportunity to ask questions of persons acting on behalf of ProNet regarding ProNet and the ProNet Common Stock, and answers have been provided to all such questions to such Shareholder's satisfaction.

     4.34 INFORMATION FURNISHED. On request, Pac-West and the Shareholders have made available to ProNet and its officers, attorneys, accountants, lenders, and representatives true and correct copies of all written agreements, documents, and other items listed on the schedules to this Agreement and all books and records of Pac-West, and, to the knowledge of the Shareholders and Pac-West, neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to ProNet or its officers, attorneys, accountants, lenders, and representatives pursuant to this Agreement or otherwise contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

     4.35 ASSUMPTION OF TELEPHONE RELATED LIABILITIES. All liabilities of Pac-West relating to the telephone business are or will be included within the Transferred Liabilities at the time of the Corporate Division, have been or will be assumed by Telco as of the time of the Corporate Division, and will be discharged or otherwise provided for by Telco from and after the Closing without cost or expense of any kind to ProNet.

     Notwithstanding anything to the contrary contained elsewhere in this Agreement, the failure of a Condition precedent to either party's obligations which failure is due to the action or inaction of a third party or the failure to list any matter or item on any Schedule or in any certificate attached hereto or delivered herewith, or in any Schedule attached to the Stock Purchase Agreement referred to in Section 7.1(p) hereof, shall not give rise to a claim of breach by, be the basis for excusing the performance of, or give rise to the right to recover Indemnified Costs by, the other party if such matter or item is disclosed on another Schedule hereto or certificate furnished by such party to the other party.


                                    ARTICLE 5
                                    COVENANTS

     5.1 INSPECTION. From the date hereof to the Closing, and subject to all specific limitations contained elsewhere in this Agreement, Pac-West and the Shareholders shall provide ProNet and its officers, attorneys, accountants, representatives, and lenders free, full, and complete access during business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of Pac-West pertaining to the System; provide ProNet and its officers, attorneys, accountants, representatives, and lenders all information and material pertaining to the System and paging related affairs of Pac-West as ProNet may deem necessary or appropriate; and use their best efforts to afford ProNet and its officers, attorneys, accountants, and representatives the opportunity to meet with the paging related customers and suppliers of Pac-West to discuss the paging related business, condition (financial or otherwise), operations, and prospects of Pac-West, provided however, that such access shall only be with the prior approval of Pac-West and in the presence of one or more of the Shareholders. Any investigation by ProNet or its officers, attorneys, accountants, representatives, or lenders shall not in any manner affect the representations and warranties of Pac-West and the Shareholders contained herein.

     5.2 COMPLIANCE. Except for actions expressly contemplated herein, from the date hereof to the Closing, neither Pac-West nor the Shareholders shall take or fail to take any action with the intent to cause the representations and warranties made by Pac-West or the Shareholders herein to be untrue or incorrect as of the Closing.

     5.3 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing, Pac-West and the Shareholders shall use their best efforts to cause all conditions precedent to the obligations of ProNet hereunder to be satisfied by the Closing.

     5.4  NO SOLICITATION.  From the date hereof until 5:00 p.m.,

Stockton time, on September 30, 1996, Pac-West and the Shareholders shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of Pac-West not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the paging related assets or securities of Pac-West or any merger, consolidation, or business combination with Pac-West other than the Corporate Division and (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 5:00 p.m., Stockton time, on September 30, 1996, Pac-West and the Shareholders agree that neither Pac-West nor any Shareholder will enter into any agreement or consummate any transaction that would interfere with the consummation of the transactions contemplated by this Agreement. Pac-West and the Shareholders shall promptly notify ProNet if any such proposal or offer described in Section 5.4, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this Section 5.4 shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as ProNet may reasonably request.

     5.5 NOTICE OF DEVELOPMENTS. From the date hereof to the Closing, Pac-West and the Shareholders shall, immediately upon Pac-West or any Shareholder becoming aware thereof, notify ProNet of any material problems or developments with respect to the paging related business, operations, assets, or prospects of Pac-West.

     5.6 NOTICE OF BREACH. From the date hereof to the Closing, Pac-West and each Shareholder shall, immediately upon Pac-West or any Shareholder becoming aware thereof, give detailed written notice to ProNet of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, which breach or impending breach would constitute or give rise to a material adverse change in the paging related business or prospects of Pac-West or would have caused or constituted a breach had such event occurred or been known to Pac-West or the Shareholders prior to the date of this Agreement, of any of their respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

     5.7 NOTICE OF LITIGATION. From the date hereof to the Closing, Pac-West and the Shareholders shall, immediately upon Pac-West or any Shareholder becoming aware thereof, notify ProNet of (a) any suit, action, or proceeding (including, without limitation, any Tax Action or any proceeding involving a labor dispute or grievance or union recognition) to which Pac-West becomes a party or which is threatened against Pac-West or, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

     5.8 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, Pac-West shall keep (and the Shareholders shall cause Pac-West to keep) in full force and effect insurance coverage for Pac-West and its paging related assets and operations comparable in amount and scope to the coverage now maintained covering Pac-West and its paging related assets and operations.

     5.9 MAINTENANCE OF CREDIT TERMS. From the date hereof to the Closing, Pac-West shall use commercially reasonable efforts to continue (and the Shareholders shall cause Pac-West to continue) to effect sales and leases of its paging related products only on the terms that have historically been offered by Pac-West or on such other terms which are no less favorable to Pac-West.

     5.10 UPDATING INFORMATION. As of the Closing, Pac-West and the Shareholders shall update all information set forth in the schedules to this Agreement.

     5.11 INTERIM OPERATIONS OF PAC-WEST.

          (a) From the date hereof to the Closing, Pac-West shall conduct (and the Shareholders shall cause Pac-West to conduct) its paging related business only in the ordinary course consistent with past practice, and, except as to the Corporate Division and other matters expressly contemplated elsewhere herein, Pac-West shall not, unless ProNet gives its prior written approval, (i) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock, or issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Pac-West to issue securities, (ii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock,
(iii) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, (iv) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of its paging related assets, or authorize any paging related capital expenditure in excess of $10,000, (v) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (vi) issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto, (vii) enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or key employee, enter into, amend, or terminate any employment or consulting agreement with any other person otherwise than in the ordinary course of business, take any action intended to increase or decrease the number of persons employed by Pac-West or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of Pac-West in effect on the date hereof,
(viii) enter into, extend, or renew any lease for paging related office space, or (ix) except as required by law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee, or sales representative of Pac-West, so as to create any liability under Article IV of ERISA to any entity, (x) grant any increase in compensation to any director, officer, consultant, or key employee, (xi) grant any increase in compensation to any other employee or consultant except in the ordinary course of business consistent with past practice and provided it may adjust compensation of any employee or class of employees in accordance with the Budget or (xii) cancel, waive, or release any debts, rights, or claims against third parties;

          (b) From the date hereof to the Closing, Pac-West shall use (and the Shareholders shall cause Pac-West to use) commercially reasonable efforts to preserve intact the paging related business organization of Pac-West, to keep available in all material respects the services of its present officers and key employees, to preserve intact Pac-West's banking relationships and credit facilities, to preserve the goodwill of those having business relationships with Pac-West, and to comply with all applicable laws.

     5.12 FINANCIAL STATEMENTS. From the date hereof until the Closing, as soon as available, and in any event within 30 days after the end of each quarter beginning with the quarter ending May 31, 1996, Pac-West shall furnish to ProNet, a Statement of Net Assets, and statement of cash flow with respect to the System for such quarter. Commencing April 30, 1996, Pac-West shall furnish to ProNet monthly a Statement of Income for the preceding month (the first such statement to be for March, 1996) together with monthly summary of paging related accounts receivable aged by billing cycle; a summary of new, used, rented and owned pagers; a summary of earned but unbilled revenue and of deferred revenue related to paging accounts, and a schedule of paging related capital expenditures for the month. Such statements shall be prepared by Pac-West as an internal management control in accordance with generally accepted accounting principles applied in the preparation of the Financial Statements except as noted to the contrary thereon (subject to normal year-end adjustments and accruals required to be made in the ordinary course of business that are not materially adverse and are consistent with past practices). Such financial statements shall fairly present the financial position, results of operations, and changes in financial position as of the indicated dates and for the indicated periods.

     5.13 LICENSES.  From the date hereof until the Closing, Pac-

West and the Shareholders shall cooperate and assist fully in connection with ProNet's efforts to obtain, prior to the Closing Date, all consents and authorizations that may be required in connection with the transfer of each of the Licenses listed on SCHEDULE 4.11.

     5.14 COMPLIANCE. From the date hereof to the Closing, ProNet shall not take or fail to take any action with the intent to cause the representations and warranties made by it herein to be untrue or incorrect as of the Closing.

     5.15 SATISFACTION OF ALL CONDITIONS PRECEDENT. From the date hereof to the Closing, ProNet shall use its best efforts to cause all conditions precedent to the obligations of the Shareholders and Pac-West hereunder to be satisfied by the Closing.

     5.16 CONTINUATION OF INSURANCE COVERAGE. From the date hereof to the Closing, ProNet shall keep in full force and effect insurance coverage for its assets and operations.

     5.17 LICENSES. From the date hereof until the Closing, ProNet shall cooperate and assist fully in connection with the Shareholders' efforts to obtain, prior to the Closing Date, all consents and authorizations that may be required in connection with the transfer of each of the Licenses listed on
SCHEDULE 4.11.

     5.18 NOTICE OF BREACH. From the date hereof to the Closing, ProNet shall immediately upon becoming aware thereof, give detailed written notice to Pac-West and the Shareholders of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, which breach or impending breach would constitute or give rise to material adverse change in the business or prospects of ProNet or would have caused or constituted a breach had such event occurred or been known to ProNet prior to the date of this Agreement, of any of its covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

     5.19 UPDATING INFORMATION. As of the Closing, ProNet shall update all information set forth in the Schedules to this Agreement; provided however, that ProNet shall not be required to disclose information which has not been disclosed to the public at large and in such event, nondisclosure will not represent a breach of a representation, warranty or covenant by ProNet.

     5.20 INTERIM OPERATIONS OF PRONET. From the date hereof to the Closing, ProNet shall use commercially reasonable efforts to preserve in tact its business and organization and to preserve the good will of those having business relationships with it, and to comply with all applicable laws.

     5.21 COOPERATION REGARDING PLEDGED STOCK. Bay Alarm shall use its best commercial efforts to obtain release by Dahl Dorman of all Pac-West Shares pledged by Bay Alarm to Dahl Dorman (the "Dorman

Shares"). ProNet shall cooperate with Bay Alarm in facilitating the release by Dahl Dorman of the Dorman Shares including but not limited to agreeing to specially escrow Shares to be delivered to Bay Alarm at Closing in accordance with the request of Bay Alarm in order to accomplish the release. Bay Alarm shall bear all costs of obtaining such release.

     5.22 WARN ACT. Neither Pac-West, Shareholders nor ProNet shall take any action in violation of the Worker Adjustment and Retraining Notification Act (29 USC, Sections 2101 et seq., hereinafter referred to as "WARN ACT"). Any decisions regarding reduction of Pac-West work force shall only be made and implemented by ProNet post closing and shall be in full compliance with the WARN ACT. Any WARN ACT liability caused by personnel decisions implemented by ProNet after the closing shall be a Shareholder Indemnified Cost and ProNet shall indemnify, hold harmless and defend Shareholders and Pac-West therefrom.

     5.23 FINAL TAX RETURNS. The Shareholders shall cause the preparation of final tax returns for Pac-West operations through the Closing. ProNet shall pay all taxes due as reported on such returns. To the extent such taxes have been provided for by either (a) accruals on the Financial Statements or (b) included in the Adjustment Computation pursuant to Section 2.15, ProNet shall not be entitled to reimbursement thereof. To the extent any such tax exceeds amounts so accrued and/or included in the Adjustment Computation, the Shareholders shall cause ProNet to be reimbursed therefore on demand. Failure to reimburse following a valid demand shall give rise to an Indemnified Cost under Article 9 and shall not be subject to the limitations set forth in Section 9.7(a). The tax returns shall be prepared by the Shareholders without cost to ProNet. The Shareholders shall direct the handling of any audits or the proceedings to determine liability thereunder and shall have the authority to agree to a compromise or final resolution thereof. ProNet shall be consulted and have reasonable right of review of such returns and proceedings but subject to the final authority of the Shareholders as noted above.


                                    ARTICLE 6
                              REGULATORY APPROVALS

     With the full cooperation and assistance of Pac-West, and the Shareholders as contemplated in Section 5.13 hereof, ProNet shall file with the FCC, the FAA, and with all state regulatory agencies, commissions, or other entities, including without limitation the CPUC, having jurisdiction over the System, applications for consent to transfer to ProNet of the licenses and any other state or federal authorizations, currently held by Pac-West and required in connection with the System, including without limitation the CPUC and Nevada PSC. Pac-West shall make all filings required to effectuate the transfer of telephone related licenses to Telco. Pac-West and Shareholders and ProNet shall each prepare and file with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Anti-Trust

Improvements Act ("Hart-Scott") the Notification and Report Form for Certain Mergers and Acquisitions, in such manner as is required by Hart-Scott, seeking determination that neither such agency will take action to prevent consummation of the transactions contemplated by this Agreement. The Parties shall use all commercially reasonable efforts to prosecute such applications and filings so as to permit the Closing to occur. Approval of the aforementioned applications to the FCC, CPUC, and/or Nevada PSC, FAA, FTC and the DOJ and by any applicable state agencies, commissions, or other entities shall be by Final Order (and such approvals shall hereinafter collectively be referred to as the "Final Order"). As used in this Agreement, any such approval shall be a Final Order if (a) the action of the subject governmental agency approving the application has not been reversed, stayed, enjoined, set aside, annulled, or suspended, (b) with respect to such approval, no timely request for stay, motion, or petition for reconsideration or rehearing, application, or request for review, or notice of appeal or other judicial petition for review is pending, and (c) the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of orders staying, reconsidering, or reviewing the subject governmental agency's own motion, shall have expired. Any action by a governmental authority approving an application subject to materially adverse conditions (other than conditions concerning notification of the consummation of this Agreement and other conditions that the FCC routinely attaches to grants of this type) shall not be deemed a Final Order until such time as ProNet notifies Pac-West in writing of its willingness to accept such materially adverse conditions. In addition, if prior to the date on which any such action would become a Final Order, either party does not elect to accept any such materially adverse conditions, that party shall have the right to terminate this Agreement upon written notice and shall be relieved of all obligations hereunder as provided in Article 8 hereof. ProNet shall pay all fees and costs of the filings referenced herein except filing fees related to the transfer of licenses of Telco which shall be paid in full by Pac-West or the Shareholders prior to the Closing and except the Hart-Scott filing fees which shall be shared one half by ProNet and one half by Pac-West and the Shareholders.


                                    ARTICLE 7
                              CONDITIONS TO CLOSING

     7.1 CONDITIONS TO OBLIGATIONS OF PRONET. The obligations of ProNet to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

          (a) The representations and warranties of Pac-West, and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; Pac-West, and the Shareholders shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Pac-West, and the Shareholders at or prior to the Closing; and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of Pac-West and by each Shareholder to the foregoing effects.

          (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

          (c) ProNet shall have received an opinion of Neumiller & Beardslee, a professional corporation, counsel for Pac-West, La Rue and Koch, dated as of the Closing Date, in the form attached hereto as EXHIBIT B, and an opinion of Knox Ricksen, counsel for Bay Alarm, in form and content reasonably satisfactory to ProNet and similar to the portions of the Neumiller & Beardslee opinion dealing with Shareholder matters pertaining to Bay Alarm.

          (d) ProNet shall have received an opinion of Pepper and Corazzini, LLP, FCC counsel for Pac-West dated as of the Closing Date, in the form attached hereto as EXHIBIT C. In addition, ProNet shall have received opinions from Goodin, MacBride, Squeri, Schlotz & Richie, LLP, California and Nevada regulatory counsel for Pac-West, dated as of the Closing Date, in the form attached hereto as EXHIBIT C-1.

          (e) Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any facility, property, asset, or equipment used in connection with the operation of the System; there shall have been no material adverse change in the paging related financial condition, business, properties, operations, or prospects of Pac-West since November 30, 1995; and, except for matters expressly contemplated herein, Pac-West shall have conducted its operations only in the ordinary course consistent with past practices.

          (f) The FCC and all applicable federal and state regulatory agencies, commissions, or other entities, including without limitation the CPUC and Nevada PSC, by Final Order, shall have granted any required consent to the merger, and transfer, of the respective licenses to Telco and ProNet and to operation of the System by ProNet and to operation of the telephone business by Telco.

          (g) As of the Closing Date, Pac-West shall have at least 45,000 pagers in service in the System (including nation wide pagers for which airtime is being purchased from various nation wide paging companies) and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of Pac-West setting forth the number and type of pagers in service in the System.

          (h) As of the Closing Date, Pac-West's inventory shall include at least 2500 readily saleable or rentable new and used pagers and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of Pac-West to the foregoing effect.

          (i)  All consents and approvals (i) listed on SCHEDULE 4.6 and
(ii) otherwise required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived and all such consents and approvals shall be in form and content reasonably satisfactory to ProNet; provided however, that any failure to obtain such consents shall not constitute a breach of this Agreement provided Pac-West and the Shareholders shall have used commercially reasonable efforts to obtain such consents.

          (j) All necessary action (corporate or otherwise) shall have been taken by Pac-West to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and ProNet shall have received a certificate, dated as of the Closing Date, signed by the President of Pac-West and the Shareholders to the foregoing effect.

          (k) Each of the Shareholders shall have entered into a Noncompetition Agreement (a "Noncompetition Agreement") with the Purchaser substantially in the forms attached hereto as EXHIBITS D-1, D-2, AND D-3.

          (l) Each of the Shareholders and ProNet shall have entered into a Registration Rights Agreement substantially in the form of EXHIBIT E.

          (m) The Shareholders, ProNet and the Escrow Agent shall have entered into the Depository Escrow Agreement and the Adjustment Escrow Agreement.

          (n) Pac-West and the Shareholders shall have delivered such good standing certificates, tax clearance certificates and officer's certificates, and similar documents and certificates as counsel for ProNet shall have reasonably requested in writing at least ten (10) business days prior to the Closing Date.

          (o) The Federal applicable waiting periods, if any, provided for under Hart-Scott have elapsed without notification from FTC or DOJ that either agency would take action to enjoin consummation of the transactions contemplated by this Agreement.

          (p) The concurrent closing of the transactions contemplated in that Certain Stock Purchase Agreement among Strategic Products Corporation, and its shareholders on the one hand and ProNet on the other hand.

          (q) Dahl Dorman has consented to accept either full prepayment of Bay Alarm's note obligation to him or to the substitution of alternate collateral as security for such obligation.

     Except as provided in the last sentence of Article 4 hereof, the decision of ProNet to consummate the transactions contemplated hereby, knowing that one or more of the preceding conditions have not been satisfied, shall not constitute a waiver of any of Pac-West's or any Shareholder's respective representations, warranties, covenants or indemnities herein.

     7.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

          (a) The representations and warranties of ProNet contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing; all agreements to be performed hereunder by ProNet at or prior to the Closing shall have been performed in all material respects; and the Shareholders shall have received a certificate, dated as of the Closing Date, signed by the President of ProNet to the foregoing effects.

          (b) ProNet shall have delivered to each Shareholder (and to the escrow agent pursuant to the Depository Escrow Agreement) a certificate or certificates representing the shares of ProNet Common Stock to be delivered to such Seller as his or its share of the Merger Consideration as provided in
Section 2.11 hereof.

          (c) ProNet shall have entered into the Noncompetition Agreements with each of the Shareholders and performed all matured obligations thereunder, including payment of any compensation thereunder.

          (d) The Shareholders, ProNet and the Escrow Agent shall have entered into the Depository Escrow Agreement.

          (e) All guaranties by the Shareholders of Pac-West pager related debt shall be released and all such debt shall be paid by ProNet in addition to the Merger Consideration simultaneously with the Closing.

          (f)  All conditions precedent in favor of ProNet as set forth in 7.1
(b), (f), (i), (l), (o) and (p) shall have been satisfied or otherwise resolved to the satisfaction of Pac-West and the Shareholders, such conditions precedent being hereby deemed mutual conditions precedent.

          (g) There shall have been no material adverse change in the financial condition, business, properties, operations or prospects of ProNet.

          (h) All necessary action (corporate or otherwise) shall have been taken by ProNet to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Pac-West and the Shareholders shall have received a certificate dated as of the Closing Date, signed by the

President of Pro-Net to the forgoing effect.

          (i) Dahl Dorman has consented to accept either full prepayment of Bay Alarm's note obligation to him or to the substitution of alternate collateral as security for such obligation.

          (j) The Shareholders and Pac-West shall have received a satisfactorily unqualified opinion from Arthur Andersen opining as to the corporate and individual income tax consequences of the Corporate Division and the qualification of the contemplated merger as a tax free reorganization.

          (k) The Corporate Division shall have become effective with all documents filed with the California Secretary of State.

          (l) A Tax Clearance Certificate with respect to Pac-West shall have been obtained from the California Franchise Tax Board based upon a Corporate Assumption of Tax Liability by ProNet.

          (m) At or before the Closing, the individual Shareholders shall have acquired the respective assets identified on EXHIBIT F attached hereto and incorporated herein by this reference from Pac-West for cash payments equal to the purchase price of such assets also as set forth on such Exhibit.

          (n) ProNet shall have filed and caused to become effective a registration statement pursuant to the terms of the Registration Rights Agreement attached hereto as EXHIBIT E; provided, however, that in the event all other conditions to Closing have been previously satisfied but such registration statement has not been declared effective by the Securities and Exchange Commission by October 31, 1996, ProNet shall be entitled, at its sole discretion, to a one-time postponement of the Closing until November 30, 1996 to allow the registration statement to be declared effective; provided, however, that any failure to obtain such declaration of effectiveness shall not constitute a breach of this Agreement provided ProNet shall have used commercially reasonable efforts to obtain such declaration.

     Except as provided in the last sentence of Article 4 hereof, the decision of Pac-West or the Shareholders to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of ProNet's respective representations, warranties, covenants or indemnities herein.


                                    ARTICLE 8
                                   TERMINATION

     This Agreement may be terminated prior to the Closing by (a) the mutual consent of ProNet and the Shareholders, (b) the Shareholders upon the failure of ProNet to perform or comply in all material respects with each of its covenants and agreements contained herein prior to the Closing or if each representation or warranty of ProNet hereunder shall not have been materially true and correct as of the time at which such representation or warranty was made, the effect of which would have a material adverse effect on the business of ProNet, (c) ProNet upon the failure of Pac-West or any Shareholder to perform or comply in all material respects with each of its, or his covenants and agreements contained herein prior to the Closing or if each representation or warranty of Pac-West, or the Shareholders hereunder shall not have been materially true and correct as of the time at which such representation or warranty was made, the effect of which would have a material adverse effect on the business of Pac-West, (d) either party in accordance with the provisions of Article 6 hereof, and (e) the Shareholders or ProNet if the Closing does not occur by December 31, 1996; provided, however, that ProNet may extend the Closing in accordance with Section 7.2(n); provided, that no party may terminate this Agreement pursuant to (b),
(c), or (e) above if such party is, at the time of any such attempted termination, in material breach hereof.


                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1 INDEMNIFICATION OF PRONET. Pac-West and the Shareholders, each jointly and severally agree to indemnify and hold harmless ProNet and each officer, director, employee, consultant, stockholder, and affiliate of ProNet (collectively, the "ProNet Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "ProNet Indemnified Costs") which any of the ProNet Indemnified Parties may sustain, or to which any of the ProNet Indemnified Parties may be subjected, arising out of any breach or default by Pac-West or any Shareholder of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     9.2 INDEMNIFICATION OF THE SHAREHOLDERS. ProNet agrees to indemnify and hold harmless each of the Shareholders and their respective officers, directors, employees, consultants, and affiliates (collectively, the "Shareholder Indemnified Parties" and together with the ProNet Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Shareholder Indemnified Costs") and together with the ProNet Indemnified Costs, the "Indemnified Costs") which any of the Shareholder Indemnified Parties may sustain, or to which any of the Shareholder Indemnified Parties may be subjected, arising out of or relating to (a) any debts, claims, obligations or liabilities incurred after the Closing ("Post-

Closing Liabilities"), other than any Post-Closing Liabilities arising out of or relating to any breach or default by Pac-West or any Shareholder of any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith and (b) any breach or default by ProNet of or under any of the representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

     9.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it or he may have to such Indemnified Party under this Article 9 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

          (a) The Indemnified Party shall be entitled, at his or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

          (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

          (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action and, if a settlement is reached, a recitation that the settlement is without admission of liability; and

          (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     9.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.3 hereof because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Parties in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     9.5 NO CONTRIBUTION. In the event the Closing occurs, the Shareholders, and not Pac-West shall be fully liable for Indemnified Costs sustained by the ProNet Indemnified Parties; accordingly, the Shareholders shall not be entitled to contribution or any other payments from Pac-West or ProNet for any Indemnified Costs that the Shareholders are obligated to pay pursuant to this Agreement or under applicable law.

     9.6 ESCROW. On the Closing Date, ProNet, the Shareholders and the Escrow Agent will enter into the Depository Escrow Agreement in accordance with which ProNet shall, at Closing, deposit ProNet Common Stock having a value of $1,000,000 (as determined under Section 2.11 herein) with the Escrow Agent to remain with the Escrow Agent for a period of one (1) year following the Closing. If any claim for indemnification is made by a ProNet Indemnified Party pursuant to this Article 9 prior to the Release Date (as defined in the Depository Escrow Agreement), such ProNet Indemnified Party may apply for payment of any such Indemnified Costs in accordance with the provisions of the Depository Escrow Agreement and this Agreement.

     9.7  LIMITATIONS ON LIABILITY.

          (a) Notwithstanding any other provision of this Agreement, ProNet shall not be entitled to indemnification hereunder unless and until their Indemnified Costs exceed $150,000 (in which case they shall be entitled to indemnification for all of their Indemnified Costs except for the first $100,000.00 thereof).

          (b) Notwithstanding any other provision of this Agreement, (i) the indemnification obligations of Shareholders under Section 9.1 hereof are several and shall not individually exceed their respective portions of the Merger Consideration as set forth in SCHEDULE 9.7 or collectively exceed the Merger Consideration, and (ii) the indemnification obligations of ProNet under Section
9.2 will not collectively exceed the Merger Consideration.

          (c) Except for failure of ProNet to pay any portion of the Merger Consideration or any other monetary obligation due under the terms of the Merger Agreement, the Noncompetition Agreements or otherwise, the Shareholders shall not be entitled to indemnification hereunder unless and until total Shareholder Indemnified Costs exceed $75,000 (in which case they shall be entitled to all of their Indemnified Costs except for the first $50,000 thereof).

     9.8 SOLE REMEDY. Except for claims of actual fraud as defined in California Civil Code Section 1572, or for claims under federal or state securities law or for injunctive relief, specific performance or damages under any Noncompetition Agreement or under the Registration Rights Agreement entered into and executed in connection herewith, this Article 9 shall be the sole remedy of the parties for breaches of this Agreement.

     9.9  ARBITRATION.

          (a) ARBITRATION. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Except as otherwise provided in this Article 9 and in Article 11 any controversy, dispute or claim of any nature having an asserted value of $100,000 or less and arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be resolved at the request of any party to this Agreement initially by nonbinding mediation and then, if still unresolved, by final and binding arbitration conducted (i) by a member of the Judicial Arbitration & Mediation Services, Inc. San Francisco Panel

(ii) at a location in San Francisco, California selected by the arbitrator, and
(iii) administered in accordance with the Federal Arbitration Act (9 USC Section
Section 1 ET. SEQ.) and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. Judgment upon any award rendered by the arbitrator may be entered by the Superior Court of San Joaquin County, California on the application of any party hereto. The arbitrator shall not be empowered to award any provisional remedies or punitive damages, or any compensatory or general damages in excess of $100,000 with the exception of awards made pursuant to Article 11.

          (b) INTERIM RELIEF. Any party may seek from a court any interim or provisional relief that may be necessary to protect or preserve its/his rights under this Agreement pending the establishment of an arbitration proceeding under this Article 9 and the arbitrator's determination of the merits of the controversy; provided, however, that the arbitrator shall be empowered to dissolve, discharge or otherwise release such interim or provisional relief at any time before conclusion of proceedings upon a proper showing. The arbitrator shall be empowered to award monetary damages up to $100,000 to any party for loss occasioned by such interim or provisional relief upon an ultimate showing of lack of merit.

          (c) DISCOVERY. The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure, except (i) depositions may be taken at any time after the appointment of the arbitrator and (ii) the response to a written discovery request shall be served within fourteen (14) days after the appointment of the arbitrator, plus such additional time as the arbitrator determines to be appropriate to protect an inquiring party from responding party's delay in responding to one or more discovery requests. Unresolved discovery disputes shall be resolved by the arbitrator. The United States Arbitration Act and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. to the contrary notwithstanding, this Section 9.9(c) sets forth the exclusive rights of the parties to discovery in any arbitration under this Article 9.

          (d) TIME PERIOD. The arbitrator shall render a final award within ninety (90) days after the date of his or her appointment, plus such additional time, if any, as the arbitrator permits for discovery pursuant to Section 9.9(c).


                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 COLLATERAL AGREEMENTS, AMENDMENTS, AND WAIVERS. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     10.2 RESTRICTION ON TRANSFER OF COMMON STOCK. In consideration of the benefits to be received by the Shareholders hereunder, each Shareholder hereby agrees and acknowledges that the ProNet Common Stock to be delivered to each Shareholder pursuant to this Merger Agreement shall be subject to the following restrictions on transfer: (a) absolutely no sale of such ProNet Common Stock may be made during the first ninety (90) days after the Closing and (b) thereafter, Shareholders shall only be permitted to publicly offer for sale ("Disposition Rights") (but may assign, transfer, grant options for the purchase of, contract to sell, or otherwise dispose of such ProNet Common Stock subject to the provisions of this section) of that number of shares of Common Stock equal to eleven percent (11%) of the total number of shares of Common Stock to be delivered to the Shareholders at Closing in each calendar month following expiration of the 90 day period referred to in (a) above, for a period of nine
(9) calendar months thereafter, provided that Dispositions of any shares of ProNet Common Stock released from the restriction contained in this subsection
(b) may be made at any time and from time to time after such release, notwithstanding the fact that total shares of ProNet Common Stock disposed of by Sellers in a given month would exceed 11% of total shares of ProNet Common Stock received by the Shareholders. Shareholders may allocate Disposition Rights between themselves as they shall agree but such rights shall be ratable to shares received from ProNet unless they agree to the contrary. The Shareholders shall not be obligated to transfer any of the ProNet Common Stock received hereunder and, upon the expiration of nine (9) months following the period referred to in (a), such Common Stock shall be released from the foregoing restriction. Bay Alarm shall be permitted to transfer sufficient Shares to the collateral agent for Dahl Dorman to provide replacement security for the Pac-West Shares pledged by Bay Alarm to Dorman in November, 1993, and said transfer shall not be included when calculating the number of shares of ProNet Common Stock subject to monthly Dispositions by Bay Alarm.

     10.3 SUCCESSORS AND ASSIGNS. No rights or obligations of any party hereto under this Agreement may be assigned without the written consent of the other parties. Subject to the preceding sentence, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     10.4 EXPENSES. Each of the parties hereto shall pay its or his own respective costs and expenses incurred in connection with this Agreement; provided however, that the Shareholders may pay their expenses through Pac-West through the Closing Date. Pac-West and ProNet shall each pay one-half of any Hart-Scott filing fees (exclusive of legal fees for preparation of the filing). All other administrative, application, and filing costs incurred in connection with regulatory approvals in connection with the transactions contemplated by this Merger Agreement, shall be paid exclusively by ProNet (including the cost of audits performed with respect to Pac-West) except the cost of filings for transfer of licenses to Telco which shall be the responsibility of Pac-West and the Shareholders to be paid prior to the Closing.

     10.5 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     10.6 WAIVER. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     10.7 NOTICES. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by telefacsimile, overnight delivery service or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

          If to ProNet:       ProNet Inc.
                              6340 LBJ Freeway
                              Dallas, Texas  75240
                              Attn:  Jackie R. Kimzey
                              Mark A. Solls, Esq.
                              Fax No: (214) 774-0640

          If to La Rue:       John K. La Rue
                              1548 El Camino Avenue
                              Stockton, California  95209

          If to Koch:         William E. Koch
                              3635 Moultrie
                              Stockton, California  95219

          With a copy to:     Robert C. Morrison, Esq.
                              Neumiller & Beardslee
                              P.O. Box 20
                              Stockton, California  95201
                              Fax No: (209) 948-4910

          If to Bay Alarm:    Bay Alarm Company
                              P.O. Box 8140
                              Walnut Creek, California  94596-8140
                              Attn: Bruce A. Westphal

          With a copy to:     Thomas A. Palmer, Esquire
                              Knox Ricksen
                              Lake Merritt Plaza
                              1999 Harrison Street, Suite #1700
                              Oakland, California  94612-3500
                              Fax No:  (510) 446-1946

Each party may change its or his address for purposes of this Section 10.7 by proper notice to the other parties.

     10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby which do not expressly provide for a longer duration shall survive the Closing, for a period of eighteen (18) months after the Closing Date, except that the representations and warranties contained in (a) Sections 3.1, 3.2, 3.3, 4.1, 4.2, 4.3, and 4.4 shall continue in full force and effect indefinitely and (b) Section 4.18 shall continue in full force and effect through the applicable statute of limitations with respect to the subject matter of each representation and warranty.

     10.9 PUBLIC ANNOUNCEMENT. No public announcement shall be made by any party with respect to the transactions contemplated hereby without the approval of ProNet unless otherwise required by law.

     10.10 FURTHER ASSURANCES. From time to time hereafter, (a) at the request of any party, but without further consideration, the other parties shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as may reasonably be required in order more effectively to consummate the transactions contemplated hereby.

     10.11 NO THIRD-PARTY BENEFICIARIES. Except for the Indemnified Parties not a party to this Agreement, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     10.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflict of laws doctrine. Jurisdiction and venue of any judicial proceeding shall be in either the Superior Court of the State of California in and for the county of San Joaquin or the United States District Court for the Eastern District of California.

     10.13 HEADINGS. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

     10.14 SECTIONS; EXHIBITS. All references to "Sections", "Subsections", "Schedules", "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, and exhibits of and to this Agreement. All schedules and exhibits attached hereto are made a part hereof for all purposes, the same as set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

     10.15 NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     10.16 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that, without limiting any other remedy available to the parties at law or in equity, the parties shall be able to specifically enforce the terms of this Agreement.

     10.17 DEFINITION OF KNOWLEDGE. Wherever any term contained herein involves or is limited to the knowledge or best knowledge of Pac-West or the Shareholders, the term "knowledge" shall in all instances mean the knowledge of John K. La Rue, William E. Koch, Bruce A. Westphal, Glen S. Purdie, Dennis Meyer and Jeffrey Webster. Further "knowledge", except where expressly limited to actual knowledge or knowledge without inquiry, shall be deemed to mean such knowledge as such individuals could reasonably be expected to possess in the prudent performance of the duties of their respective offices.

     10.18 WAIVER OF SHAREHOLDER AGREEMENT. Effective as of the Closing Date, the Shareholders who are parties to that certain Stock Purchase Agreement and Shareholder Agreement dated November 30, 1994 with respect to the Pac-West Common Stock and other matters, hereby terminate and waive all provisions of such Agreements.

     10.19 RECORDS. At the Closing, Pac-West and the Shareholders will turn over and deliver to ProNet all files of Pac-West relating to the paging related assets and liabilities of Pac-West including without limitation, all copies and originals of all assumed contracts, any and all operating manuals, third party warranties, and like materials and data in Pac-West or the Shareholders' possession relating to the design, construction, maintenance, and operation of facilities, improvements, and equipment included in the assets and/or the System and liabilities of Pac-West, and all appropriate books records, accounting information, and operating information and data, current and historical, reasonably related to such assets and/or the System and liabilities. ProNet shall make all such transferred books and records available for inspection and copying by Shareholders for the purposes of preparing Shareholders' or Telco's tax returns, any tax audits of Shareholders or Telco, and other purposes not inconsistent with this Agreement. Further, ProNet agrees to maintain normal records with regard to the paging related assets and liabilities and to make such records available to Shareholders for the foregoing purposes. ProNet's obligation to make records available to Shareholders pursuant to this Section
10.19 shall be limited to regular business hours, after reasonable prior notice, for a period of seven (7) years after Closing. The Shareholders shall pay for any and all reasonable costs associated with ProNet's obligations under this
Section 10.19.

     10.20 RENTAL AGREEMENTS. Upon closing, and so long thereafter as Pac-West continues to lease such space from the Owner, ProNet shall be entitled to sublet space at the Coronado Street offices of Pac-West in Suites 4202 and 4210C together with adequate space in the 4210 A switch room for paging terminal and related paging control equipment, at a square footage rate equal to the rates charged by Pac-West to other paging carriers. Such subletting shall be on a month to month basis. ProNet shall also lease transmitter tower space at the Coronado tower, Bear Mountain, Fresno, Merced, Mettler Lodi, Mt. Oso, South Lake Tahoe, Mt. Bullion and Mt. Hough sites from Pac-West's designee. Telco will be allowed to continue to have its Long Distance Telephone POP at the Las Vegas office premises after the Closing at rental not to exceed $100.00 per month for rack space subject to termination at the option of ProNet after three months advance written notice.

     10.21 TELCO\PRONET CONTRACTS. ProNet will pay Telco's regular market rates to Telco for usage of the satellite uplink system at the Coronado facility and will pay Telco at rates similar to those charged to Pac-West's largest paging telephone customers for paging telephone services.

     10.22 PAGER SYSTEM CHARGES. Pending the Closing, ProNet will have the right to put numeric units on Pac-West's Southern California System at an effective rate of $1.00 per pager per month and alpha-numeric units at an effective rate of $2.00 per unit per month. Messages will be sent on CAP-TNPP basis. ProNet will pay all data circuit costs required to accomplish the foregoing. If the transactions contemplated in this Merger Agreement are not consummated by September 30, 1996, ProNet will pay the market rate of $2.25 per unit without refund thereafter.

     10.23 TELCO AS RESELLER. From and after the Closing, Telco will be a paging reseller for ProNet at rates similar to those charged to ProNet's customers with comparable volume. Paging accounts currently billed under the "StarLine" billing system will be retained by Telco as a paging reseller.

     10.24 WAIVER OF DISSENTERS RIGHTS. By execution hereof each Shareholder expressly waives all rights to receive cash for his or its interest in Pac-West as provided for in Chapter 13 of the California Corporations Code which provisions have been explained to the undersigned by counsel.

     10.25 ANSWERING SERVICE COMBINED BILLING. Paging accounts currently billed together with answering service charges shall continue to be so billed, but by Telco, after the Closing. Telco shall remit 95% of the paging revenues received by it under these joint billings to ProNet on a monthly basis.

     10.26 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.


                                   ARTICLE 11
                                 CONFIDENTIALITY

     (a) ProNet has requested the opportunity to review, and has reviewed or will review a variety of documents, records and other information which Pac-West views as confidential and which is generally described on SCHEDULE 11(A) ("Pac-West Confidential Information").

     The Pac-West Confidential Information has been and is being provided to ProNet to enable ProNet to consider the desirability, feasibility and timing of, and in order to induce the execution of this Agreement in respect of, the transactions contemplated in this Agreement. Such Pac-West Confidential Information would not be provided if ProNet did not agree to the provisions of this Article and it is being provided in reliance upon execution of this Agreement including the provisions of this Article.

     ProNet agrees that Pac-West Confidential Information will be disclosed only to such of its personnel, and to such of its outside experts and advisors, as
(i) reasonably need to know such information to advise ProNet in connection with the transactions with Pac-West or to make decisions (or to participate in the making of such decisions) affecting ProNet in relation to Pac-West, and
(ii) agree, in a manner reasonably satisfactory to Pac-West under the circumstances to be bound by the provisions and restrictions regarding Pac-West Confidential Information contained herein. ProNet will be and remain fully responsible to Pac-West for any use of Pac-West Confidential Information by any person who receives it on ProNet's behalf, or to whom ProNet or any such person discloses it, for any reason, in all respects as though ProNet had made such use of such information.

     Furthermore, ProNet agrees that all Pac-West Confidential Information will be kept and maintained confidential by it; will not be disclosed to any third person (except as described in the preceding paragraph); will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, any supplier, customer or competitor (present or potential) of Pac-West's (including any such person now or hereafter controlled by or affiliated with ProNet); and will not in any way be used, or be permitted to be used, in a manner detrimental to the business or prospects of Pac-West. If and when the proposed business transactions between ProNet and Pac-West as provided for in this Agreement should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and ProNet shall return to Pac-West, all copies of Pac-West Confidential Information then held by ProNet, its agents and advisors, or shall certify to Pac-West's satisfaction that all such copies have been destroyed, and neither ProNet nor any of its agents or advisors will retain any of the Pac-West Confidential Information in ProNet's or their possession or control.

     Notwithstanding the foregoing "Pac-West Confidential Information" shall not include any information which ProNet can show (a) is now or later becomes available in the public domain without breach of this Agreement by ProNet; provided all government filings containing any such Pac-West Confidential Information shall designate such information as confidential, be sealed or otherwise designated by the agency as not available for public viewing in accordance with applicable guidelines of such government agency, (b) was in the possession of ProNet prior to disclosure to ProNet by Pac-West and the Shareholders, (c) was received from a third party without breach of any nondisclosure obligations to Pac-West and the Shareholders or otherwise in violation of Pac-West or the Shareholders rights or (d) was developed by ProNet independently of any Pac-West Confidential Information received from Pac-West and the Shareholders.

     In the event of any breach or threatened breach of the provisions of this Article, Pac-West and/or the Shareholders shall be entitled to bring a binding arbitration proceeding for the recovery of damages and or injunctive relief. In addition to any other proffered evidence, the Arbitrator shall receive and consider all evidence proffered by Pac-West or Shareholders concerning loss of business profits to Pac-West and shall not be precluded from awarding compensatory damages based of such evidence. Judgment on the award shall be entered by the Superior Court of San Joaquin County, California, on the application of Pac-West and or the Shareholders and ProNet waives any right to challenge the sufficiency of the evidence considered by the Arbitrator or the reasonableness of the award in view of such evidence.

     (b) Pac-West has requested the opportunity to review, and has reviewed or will review a variety of documents, records and other information which ProNet views as confidential and which is generally described on SCHEDULE 11(B) ("ProNet Confidential Information").

     The ProNet Confidential Information has been and is being provided to Pac-West to enable Pac-West to consider the desirability, feasibility and timing of, and in order to induce the execution of this Agreement in respect of, the transactions contemplated in this Agreement. Such ProNet Confidential Information would not be provided if Pac-West did not agree to the provisions of this Article and it is being provided in reliance upon execution of this Agreement including the provisions of this Article.

     Pac-West agrees that ProNet Confidential Information will be disclosed only to such of its personnel, and to such of its outside experts and advisors, as
(i) reasonably need to know such information to advise Pac-West in connection with the transactions with ProNet or to make decisions (or to participate in the making of such decisions) affecting Pac-West in relation to ProNet, and
(ii) agree, in a manner reasonably satisfactory to Pac-West under the circumstances to be bound by the provisions and restrictions regarding ProNet Confidential Information contained herein. Pac West will be and remain fully responsible to ProNet for any use of ProNet Confidential Information by any person who receives it on Pac-West's behalf, or to whom Pac-West or any such person discloses it, for any reason, in all respects as though Pac-West had made such use of such information.

     Furthermore, Pac-West agrees that all ProNet Confidential Information will be kept and maintained confidential by it; will not be disclosed to any third person (except as described in the preceding paragraph); will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, any supplier, customer or competitor (present or potential) of ProNet's (including any such person now or hereafter controlled by or affiliated with Pac-West); and will not in any way be used, or be permitted to be used, in a manner detrimental to the business or prospects of ProNet. If and when the proposed business transactions between ProNet and Pac-West as provided for in this Agreement should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and Pac-West shall return to ProNet, all copies of ProNet Confidential


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


Information then held by Pac-West, its agents and advisors, or shall certify to ProNet's satisfaction that all such copies have been destroyed, and neither Pac-West nor any of its agents or advisors will retain any of the ProNet Confidential Information in Pac-West's or their possession or control.

     Notwithstanding the foregoing "ProNet Confidential Information" shall not include any information which Pac-West can show (a) is now or later becomes available in the public domain without breach of this Agreement by Pac-West; provided all government filings containing any such Pac-West Confidential Information shall designate such information as confidential, be sealed or otherwise designated by the agency as not available for public viewing in accordance with applicable guidelines of such government agency, (b) was in the possession of Pac-West prior to disclosure to Pac-West by ProNet, (c) was received from a third party without breach of any nondisclosure obligations to ProNet or otherwise in violation of ProNet's rights or (d) was developed by Pac-West independently of any ProNet Confidential Information received from ProNet.

     In the event of any breach or threatened breach of the provisions of this Article, ProNet shall be entitled to bring a binding arbitration proceeding for the recovery of damages and or injunctive relief. In addition to any other proffered evidence, the Arbitrator shall receive and consider all evidence proffered by ProNet concerning loss of business profits to ProNet and shall not be precluded from awarding compensatory damages based of such evidence.
Judgment on the award shall be entered by the Superior Court of San Joaquin County, California, on the application of ProNet and Pac-West waives any right to challenge the sufficiency of the evidence considered by the Arbitrator or the reasonableness of the award in view of such evidence.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


PRONET INC.


By: /s/ Mark A. Solls
    -------------------------------

Title:  Vice President
       ----------------------------


PAC-WEST  TELECOMM, INC.



By:
    -------------------------------
     John K. La Rue, President



    -------------------------------
     John K. La Rue


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


- --------------------------------------------------------------------------------





    -------------------------------
     William E. Koch


BAY ALARM COMPANY



By: /s/ illegible
    -------------------------------

Title:  CEO, Chairman
       ----------------------------


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